UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 0-27266
__________________
WESTELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

750 North Commons Drive
Aurora, Illinois, 60504
(630) 898-2500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
__________________

Class A Common Stock, $.01 par value
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
__________________

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)         ☒
Rule 12g-4(a)(2)         ☐
Rule 12h-3(b)(1)(i)         ☐
Rule 12h-3(b)(1)(ii)         ☐
Rule 15d-6             ☐
Rule 15d-22(b)         ☐

Approximate number of holders of record as of the certification or notice date: 123

Pursuant to the requirements of the Securities Exchange Act of 1934, Westell Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

WESTELL TECHNOLOGIES, INC.

Date: October 19, 2020    By: /s/ Timothy L. Duitsman
Timothy L. Duitsman
President and Chief Executive Officer